Exhibit 10.2

SIXTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 1st day of November, 2021, among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as Administrative Agent (“Agent”), (b) SVB, and each other lender and other financial institutions party to the Loan Agreement (as defined below) from time to time (each, a “Lender” and collectively, the “Lenders”), and (c) (i) ATRICURE, INC., a Delaware corporation with its chief executive office located at 7555 Innovation Way, Mason, Ohio 45040 (“AtriCure”), (ii) ATRICURE, LLC, a Delaware limited liability company (“AtriCure LLC”), (iii) ENDOSCOPIC TECHNOLOGIES, LLC, a Delaware limited liability company (“Endoscopic”), (iv) nCONTACT SURGICAL, LLC, a Delaware limited liability company (“nContact”), and (v) SENTREHEART LLC, a Delaware limited liability company (“SentreHeart”, and together with AtriCure, AtriCure LLC, Endoscopic and nContact, individually and collectively, jointly and severally, the “Borrower”).
Recitals
A.    Agent, the Lenders and the Borrower have entered into that certain Loan and Security Agreement dated as of February 23, 2018, as amended by that certain First Amendment to Loan and Security Agreement dated December 28, 2018, as further amended by that certain Consent and Second Amendment to Loan and Security Agreement dated August 12, 2019, as further amended by that certain Joinder and Third Amendment to Loan and Security Agreement, dated as of September 27, 2019, as further amended by that certain Fourth Amendment to Loan and Security Agreement dated as of April 29, 2020, and as further amended by that certain Fifth Amendment to Loan and Security Agreement dated as of February 8, 2021 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Agent and the Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Agent, Borrower and the Lenders have agreed to make certain revisions to the Loan Agreement as more fully set forth herein.
D.    Agent and the Lenders have agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.    Amendments to Loan Agreement.

2.1    Section 2.1.1 (Revolving Advances). Subsection (a) of Section 2.1.1 is amended in its entirety and replaced with the following:

“    (a)    Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, the Lenders agree, severally and not jointly, to make Advances to Borrower in accordance with each Lender’s respective Revolving Line Commitment as set forth on Schedule 1 hereto, in an aggregate outstanding amount at any time not exceeding the Availability Amount; provided however, that notwithstanding the foregoing, no Advance shall be made to Borrower without Agent’s prior written consent. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Notwithstanding the foregoing, no Advance shall be made to Borrower following the Sixth Amendment Effective Date until Agent, or its agents, complete an inspection, in accordance with Section 6.6 hereof, reasonably satisfactory to Agent.”

2.2    Section 2.1.5 (Term Loan Advance). Subsection (a) of Section 2.1.5 is amended in its entirety and replaced with the following:
“    (a)    Availability. Subject to the terms and conditions of this Agreement, the Lenders with Term Loan Commitments, severally and not jointly, shall make one (i) term loan advance available to Borrower on the Sixth Amendment Effective Date in an original principal amount of Sixty Million Dollars ($60,000,000.00) (the “Term Loan Advance”). For the avoidance of doubt, all Term Loan Advances outstanding as of the Sixth Amendment Effective Date shall be paid in full with the Term Loan Advance.”

2.3    Section 2.3 (Payment of Interest on the Credit Extensions). Subsections (a)(i) and (a)(ii) of Section 2.3 are deleted in their entirety and replaced with the following:
“(i)    Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(ii)    Term Loan Advance. Subject to Section 2.3(b), the principal amount of the outstanding Term Loan Advance shall accrue interest at a floating per annum rate equal to the Prime Rate plus one and one quarter of one percent (1.25%), which interest shall be payable monthly in accordance with Section 2.1.5(b).”

2.4    Section 2.4 (Fees). Subsection (b) of Section 2.4 is deleted in its entirety and replaced with the following:
“(b)    Revolving Line Early Termination Fee. Upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, Borrower shall pay to Agent for the ratable benefit of the Lenders holding a Revolving Line Commitment, a termination fee (the “Termination Fee”) in an amount equal to (i) if such termination occurs on or prior to the first anniversary of the Sixth Amendment Effective Date, three percent (3.00%) of the Revolving Line; (ii) if such termination occurs after the first anniversary of the Sixth Amendment Effective Date but on or before the second anniversary of the Sixth Amendment Effective Date, two percent (2.00%) of the Revolving Line; and (iii) if such termination occurs after the second anniversary of the Sixth Amendment Effective Date but prior to the Revolving Line Maturity Date, one percent (1.00%) of the Revolving Line; provided that no Termination Fee shall be charged if the credit facility hereunder is replaced with a new facility from SVB or any Affiliate of SVB;”

2.5    Section 2.4 (Fees). Subsection (h) of Section 2.4 is inserted alphabetically in Section 2.4 as follows:
“(h)    Sixth Amendment Revolving Line Commitment Fee. In addition to the Revolving Line Commitment Fee paid prior to the Second Amendment Effective Date and the commitment fee set forth in Section 2.4(g), Borrower shall pay to Agent a fully earned, non-refundable commitment fee of Sixty Thousand Dollars ($60,000.00) on the Sixth Amendment Effective Date.”

2.6    Section 2.9 (Uncommitted Accordion). Section 2.9 is deleted in its entirety and replaced with the following:
“2.9    Uncommitted Accordion.
(a)    Uncommitted Accordion Facility.  Provided no Default or Event of Default has occurred and is continuing and subject to the approval of Agent and any conditions precedent required by Agent and the applicable Lender, in each case in its sole and absolute discretion, Borrower may request one (1) or more increases to the Term Loan Advance (each, an “Uncommitted Accordion Advance”), in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000.00).
(b)    Lender Election to Increase; Prospective Lenders.  At the time of sending such notice, Borrower, subject to the consent of Agent, shall specify the time period (such period, the “Election Period”) within which each Lender is requested to respond (which Election Period shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders), and Agent shall promptly thereafter notify each Lender of Borrower’s request for such Uncommitted Accordion Advance and the Election Period during which each Lender is requested to respond to such Borrower request; provided that if such notice indicates that it is conditioned upon the occurrence of a specified event, such notice may be revoked if such event does not occur prior to the requested funding date. No Lender shall be obligated to participate in any Uncommitted Accordion Advance, and each such Lender’s determination to participate shall be in such Lender’s sole and absolute discretion. Any Lender not responding by the end of such Election Period shall be deemed to have declined to increase its respective Term Loan Commitment. If the Term Loan Advance is increased in accordance with this Section 2.9, Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Uncommitted Accordion Advance. Agent shall promptly notify Borrower and the Lenders of the final allocation of such Uncommitted Accordion Advance and the Increase Effective Date.
(c)    Distribution of Revised Commitments Schedule. Agent shall promptly distribute to the parties an amended Schedule 1 (which shall be deemed incorporated into this Agreement), to reflect any such changes in the Term Loan Commitment Percentages of the existing Lenders and the respective Term Loan Commitment Percentages resulting therefrom.”
2.7    Section 4.1 (Grant of Security Interest). The second and third paragraphs of Section 4.1 are amended in their entirety and replaced with the following paragraph:
“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Agent’s Liens in this Agreement).”
2.8    Section 4.2 (Priority of Security Interest). Section 4.2 is amended in its entirety and replaced with the following:
“4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.”
2.9    Section 5.2 (Collateral). 5.2 is amended in its entirety and replaced with the following:
“5.2    Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than with SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and which Borrower has given Agent notice and taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, pursuant to the term of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.”
2.10    Section 5.4 (Litigation). 5.4 is amended in its entirety and replaced with the following:
“5.4    Litigation. Except as otherwise specified in the Perfection Certificate or reported pursuant to Section 6.2(j), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000.00) individually or One Million Dollars ($1,000,000.00) in the aggregate at any time.”

2.11    Section 5.10 (Use of Proceeds). Section 5.10 is deleted in its entirety and replaced with the following:
“5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions (i) for the repayment in full of the Term Loan Advances outstanding as of the Sixth Amendment Effective Date and (ii) as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.”
2.12    Section 6.2 (Financial Statements, Reports, Certificates). Subsections (a), (b), and (d) of Section 6.2:
“(a)    Borrowing Base Reports. (i) With each request for an Advance, (ii) within thirty (30) days after the end of each month when there are Credit Extensions outstanding under the Revolving Line, and (iii) when there are no Credit Extensions outstanding under the Revolving Line, (x) within thirty (30) days after the end of each month, or, (y) in any fiscal quarter during which Borrower maintains at least One Hundred Ten Million Dollars ($110,000,000) of unrestricted and unencumbered cash and Cash Equivalents in Deposit Accounts or Securities Accounts with SVB and its Affiliates for the duration of such fiscal quarter, within forty-five (45) days after such fiscal quarter of Borrower, a

Borrowing Base Report (and any other schedules and reports related thereto as Agent may reasonably request, including, without limitation, a detailed accounts receivable ledger report). For the avoidance of doubt, when there are no Credit Extensions outstanding under the Revolving Line, in the event the amount of unrestricted and unencumbered cash and Cash Equivalents of Borrower in Deposit Accounts or Securities Accounts with SVB and its Affiliates falls below One Hundred Ten Million Dollars ($110,000,000) at any point during a fiscal quarter, Borrower shall provide such Borrowing Base Report within 30 days of the month most recently ended and within 30 days of each remaining month in such fiscal quarter;

(b)    Accounts Receivable/Accounts Payable Reports. (i) Within thirty (30) days after the end of each month when there are Credit Extensions outstanding under the Revolving Line and (ii) when there are no Credit Extensions outstanding under the Revolving Line (x) within thirty (30) days after the end of each month, or, (y) in any fiscal quarter during which Borrower maintains at least One Hundred Ten Million Dollars ($110,000,000) of unrestricted and unencumbered cash and Cash Equivalents in Deposit Accounts or Securities Accounts with SVB and its Affiliates for the duration of such fiscal quarter, within forty-five (45) days after such fiscal quarter of Borrower, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by due date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, detailed debtor listing, Deferred Revenue report, and general ledger, and (D) monthly perpetual inventory reports for Inventory, valued on a first in, first out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Agent in its good faith business judgment. For the avoidance of doubt, in the event the amount of unrestricted and unencumbered cash and Cash Equivalents of Borrower in Deposit Accounts or Securities Accounts with SVB and its Affiliates falls below One Hundred Ten Million Dollars ($110,000,000) at any point during a fiscal quarter, Borrower shall provide items (A) through (D) within 30 days of the month most recently ended and within 30 days of each remaining month in such fiscal quarter;

(c)    Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet, consolidated and consolidating statement of cash flows and consolidated and consolidating income statement, as filed with the SEC with respect to such consolidated financial statements, covering Borrower’s consolidated and Borrower’s and each of its Subsidiary’s operations for such quarter, certified by a Responsible Officer and in a form acceptable to Agent and the Lenders (the “Borrower-prepared Financial Statements”); provided that Agent and Lenders agree that the form of Borrower-prepared Financial Statements with the SEC is an acceptable form with respect to such consolidated financial statements;

(d)    Compliance Certificates. (i) Within thirty (30) days after the end of each month when there are Credit Extensions outstanding under the Revolving Line and (ii) when there are no Credit Extensions outstanding under the Revolving Line (x) within thirty (30) days after the end of each month, or, (y) in any fiscal quarter during which Borrower maintains at least One Hundred Ten Million Dollars ($110,000,000) of unrestricted and unencumbered cash and Cash Equivalents in Deposit Accounts or Securities Accounts with SVB and its Affiliates for the duration of such fiscal quarter, within forty-five (45) days after such fiscal quarter of Borrower, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent or the Lenders may reasonably request, including, without limitation, a statement that at the end of such month or quarter, as applicable, there were no held checks. For the avoidance of doubt, when there are no Credit Extensions outstanding under the Revolving Line, in the event the amount of unrestricted and unencumbered cash and Cash Equivalents of Borrower in Deposit Accounts or Securities Accounts with SVB and its Affiliates falls below One Hundred Ten Million Dollars ($110,000,000) at any point during a fiscal quarter, Borrower shall provide such Compliance Certificate within 30 days of the month most recently ended and within 30 days of each remaining month in such fiscal quarter;”

2.13    Section 6.2 (Financial Statements, Reports, Certificates). Subsection (j) of Section 6.2 is deleted in its entirety and replaced with the following:
“(j)    Legal Action Notice. Prompt report (in any event not less than monthly in a written notice provided to Agent, if any event(s) are reportable), of any legal action pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of more than Five Hundred Thousand Dollars ($500,000.00), individually, or more than One Million Dollars ($1,000,000.00) when aggregated with all other legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that have not previously been disclosed to Agent pursuant to the Perfection Certificate or other written report;”

2.14    Section 6.9 (Financial Covenants). Section 6.9 is amended in its entirety and replaced with the following:
“6.9    Financial Covenant.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, with respect to Borrower:

(a)    Liquidity Ratio. Maintain at all times, to be tested (i) as of the last day of each month when there are Credit Extensions outstanding under the Revolving Line and (ii) when there are no Credit Extensions outstanding under the

Revolving Line, (x) as of the last day of each month, or, (y) in any fiscal quarter during which Borrower maintains at least One Hundred Ten Million Dollars ($110,000,000) of unrestricted and unencumbered cash and Cash Equivalents in Deposit Accounts or Securities Accounts with SVB and its Affiliates for the duration of such fiscal quarter, as of the last day of such fiscal quarter, with respect to Borrower, a minimum Liquidity Ratio equal to or greater than 1.35:1.00. For the avoidance of doubt, when there are no Credit Extensions outstanding under the Revolving Line, in the event the amount of unrestricted and unencumbered cash and Cash Equivalents of Borrower in Deposit Accounts or Securities Accounts with SVB and its Affiliates falls below One Hundred Ten Million Dollars ($110,000,000) at any point during a fiscal quarter, such minimum Liquidity Ratio shall be tested for the month most recently ended and each remaining month in such fiscal quarter.”
2.15    Section 7.2 (Changes in Business, Management, Control, or Business Locations). The last paragraph of Section 7.2 is deleted in its entirety and replaced with the following:
“Borrower shall not deliver to any bailee any portion of the Collateral, except that Borrower may deliver (x) Inventory to a bailee for sterilization in an aggregate amount outstanding at any one time for such bailee not exceeding Four Million Dollars ($4,000,000.00) (gross book value), (y) molds to bailees who use the molds to fabricate Inventory for Borrower in an aggregate amount outstanding at any one time for all such bailees not exceeding Eight Million Dollars ($8,000,000.00) (gross book value), and (z) other Inventory or Equipment to bailees in an aggregate amount outstanding at any one time for all such bailees not exceeding Four Million Dollars ($4,000,000.00) (gross book value). If Borrower intends to deliver any portion of the Collateral to a bailee in an amount in excess of what is allowed pursuant to the foregoing sentence, Borrower will first receive the written consent of Agent, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent. Borrower may maintain small amounts of “trunk stock” with Borrower’s sales representatives and may maintain with any customer of Borrower (y) up to Two Hundred Fifty Thousand Dollars ($250,000.00) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s generators/capital equipment and (z) up to Two Hundred Fifty Thousand Dollars ($250,000.00) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s disposable products on consignment to such customer.”
2.16    Section 14 (Definitions). The following terms and their respective definitions set forth in Section 14.1 are deleted in their entirety and replaced with the following:
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for

Cash Management Services, and minus (e) the outstanding principal balance of any Advances.
“Borrowing Base” is (a) eighty-five percent (85%) of Eligible Accounts plus (b) the lesser of eighty-five percent (85%) of Eligible Foreign Accounts or Seven Million Five Hundred Thousand Dollars ($7,500,000.00) plus (c) the lesser of fifty percent (50%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or Ten Million Dollars ($10,000,000.00), in each case as determined by Agent from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Agent based upon information received by Agent including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Agent has the right to decrease the foregoing amounts and/or percentages in its good faith business judgment, which may be based on the results of, field examinations, to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Eligible Foreign Accounts” are Accounts of Borrower the Account Debtors for which have their principal place of business located in the countries specified in Exhibit C attached hereto, or such other locations acceptable to Agent and as determined by Agent, on a case-by-case basis, that are otherwise Eligible Accounts and are acceptable to Agent, in its reasonable discretion.
“Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of raw materials and/or finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is subject to the first priority Liens granted in favor of Agent under this Agreement or any of the other Loan Documents and is not subject to any other Lien other than Permitted Liens; (e) is located in the United States at Borrower’s principal place of business (or any location permitted under Section 5.2) and, in any event, subject to a landlord’s consent or bailee waiver, as applicable, in form and substance acceptable to Agent, in its reasonable discretion; and (f) is otherwise acceptable to Agent in its good faith business judgment, which may be based on results of the field exam process.
“Guarantor” is any present or future guarantor of the Obligations.
“Guarantor Security Agreement” is any security agreement executed by any Guarantor from time to time.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any IP Agreement, any Bank Services Agreement, any Subordination Agreement, any Guaranty, any Guarantor Security Agreement, any note, or notes or other guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Agent and/or the Lenders in connection with this Agreement and/or Bank Services, all as amended, restated, or otherwise modified.
“Net Accounts Receivable” means Borrower’s net trade accounts receivable determined in accordance with GAAP.
“Revolving Line” is an aggregate principal amount not to exceed Thirty Million Dollars ($30,000,000.00) outstanding at any time.

“Revolving Line Maturity Date” is the earlier of (a) the date Borrower repays the Term Loan Advance in full and (b) November 1, 2026.

“Term Loan Amortization Date” is the first day of the first full calendar month following the twenty-four (24) month anniversary of the Sixth Amendment Effective Date (the “Initial Amortization Start Date”) (i.e. December 1, 2023); provided, however, that if the IO Extension Condition is satisfied, Borrower may, on any Business Day during the period beginning on November 1, 2023 and ending on the date that is fifteen (15) days prior to the Initial Amortization Start Date, request in writing that Agent extend the Initial Amortization Start Date (an “IO Extension Request”), the Term Loan Amortization Date will be extended by an additional twelve (12) months (i.e. December 1, 2024).

For purposes hereof, the “IO Extension Condition” means no Default or Event of Default has occurred and is continuing.

“Term Loan Amortization Period” means thirty-six (36) months; provided, that if Borrower provides an IO Extension Request in accordance with the definition of “Term Loan Amortization Date”, the Term Loan Amortization Period shall mean twenty-four (24) months.
“Term Loan Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest, and supplemental of all other fees and expenses due and owing in connection with the Term Loan Advance), in an amount equal to the aggregate original principal amount of the Term Loan Advance advanced to Borrower (which shall be the Term Loan Advance advanced on the Sixth Amendment Effective Date) multiplied by three percent (3.00%).
“Term Loan Maturity Date” is November 1, 2026.

“Term Loan Prepayment Premium” is an additional fee payable to Agent, for the ratable benefit of the Lenders with a Term Loan Commitment, in an amount equal to:

(a)    for a prepayment of the Term Loan Advance made on or prior to the first anniversary of the Sixth Amendment Effective Date, three percent (3.00%) of the original principal amount of the Term Loan Advance;

(b)    for a prepayment of the Term Loan Advance made after the first anniversary of the Sixth Amendment Effective Date but on or prior to the second anniversary of the Sixth Amendment Effective Date, two percent (2.00%) of the original principal amount of the Term Loan Advance; and

(c)    for a prepayment of the Term Loan Advance made after the second anniversary of the Sixth Amendment Effective Date but prior to the Term Loan Maturity Date, one percent (1.00%) of the original principal amount of the Term Loan Advance;

provided that no Term Loan Prepayment Premium shall be charged if the credit facility hereunder is replaced with a new facility from SVB or any Affiliate of SVB.

2.17    Section 14 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 14.1:
“Election Period” is defined in Section 2.9(b).
“Euros,” “euros” and “€” each mean the official currency of the European Union, as adopted by the European Council at its meeting in Madrid, Spain on December 15 and 16, 1995.

“Increase Effective Date” is defined in Section 2.9(b).
“Sixth Amendment Effective Date” is November 1, 2021.

“Uncommitted Accordion Advance” is defined in Section 2.9(a).
2.18    Section 14 (Definitions). The following defined terms set forth in Section 14.1 are deleted in their entirety:
“Deed of Right of Pledge on Shares” means the deed of pledge of shares among Borrower as Pledgor, AtriCure B.V. as the Company and Agent as Pledgee dated as of the Effective Date.
“Dutch Security Documents” means the following, as each may be amended from time to time: (i) Omnibus Deed of Pledge; (ii) Deed of Right of Pledge on

Shares; and (iii) such other security documents executed and or delivered from time to time.
“Omnibus Deed of Pledge” means the security interest created or expressed to be created in favor of the Bank pursuant to a Dutch omnibus deed of pledge agreement with respect to receivables, movables and intellectual property rights between AtriCure B.V. as Pledgor and Agent as Pledgee dated as of the Effective Date.
2.19    Section 14 (Definitions). Clause (f) of “Permitted Investments” set forth in Section 14.1 is deleted in their entirety:
“(f)    Investments (i) by Borrower in Subsidiaries that are Secured Guarantors; (ii) by Subsidiaries in Borrower, (iii) Investments of any Borrower in any other Borrower, (iv) consisting of loans by Borrower to Atricure B.V. in an amount not to exceed €7,000,000.00 in the aggregate outstanding at any month end, and (v) consisting of equity contributions by Borrower to Atricure B.V. in an amount not to exceed €8,000,000.00 in the aggregate in any fiscal year and €40,000,000.00 in the aggregate during the term of this Agreement;”
2.20    Section 6.15 (Post-closing Matters). Section 6.15 is deleted in its entirety.
2.21    Schedule 1 (Lenders and Commitments). Schedule 1 to the Loan Agreement is deleted in its entirety and replaced with Schedule 1 attached hereto.
2.22    Exhibit A (Collateral). The Collateral Description appearing as Exhibit A to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 2 attached hereto.
2.23    Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 3 attached hereto.
2.24    Exhibit C (Eligible Foreign Accounts). The list of Eligible Foreign Accounts appearing as Exhibit C to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 4 attached hereto.
3.    Waiver of Term Loan Final Payment. Borrower acknowledges that a Term Loan Final Payment is due and payable as of the Sixth Amendment Effective Date in connection with the payment of all Term Loan Advances outstanding as of the Sixth Amendment Effective Date. Agent and the Lenders hereby waive the portion of the Term Loan Final Payment exceeding the Accrued Term Loan Final Payment (as defined below), but only for the foregoing specific payment. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Amendment shall be deemed or otherwise construed as a waiver by Agent of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise, including, for the avoidance of doubt, any future Term Loan Final Payment arising from the payment of the Term Loan Advance in the original principal amount of Sixty Million Dollars ($60,000,000) advanced on the Sixth Amendment Effective Date.
4.    Limitation of Amendments.
4.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Agent and Lenders may now have or may have in the future under or in connection with any Loan Document.
4.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
5.    Representations and Warranties. To induce Agent and each Lender to enter into this Amendment, Borrower hereby represents and warrants to Agent and each Lender as follows:
5.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (b) no Event of Default has occurred and is continuing;
5.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
5.3    The organizational documents of Borrower previously delivered to Agent either (i) remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect; or (ii) have been amended and have been delivered to Agent in connection with this Amendment;
5.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
5.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
5.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
6.    Release; Reaffirmation and Confirmation.
6.1    Agent hereby releases ENDOSCOPIC TECHNOLOGIES, LLC, a Delaware limited liability company (“Endoscopic”), nCONTACT SURGICAL, LLC, a Delaware limited liability company (“nContact”), and SENTREHEART LLC, a Delaware limited liability company (“Sentreheart” and together with Endoscopic and nContact shall be referred to collectively as “Released Borrower”)), and ATRICURE EUROPE, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Released Guarantor”) from its obligations under the Loan Agreement, and its Guaranty and Guarantor Security Agreement, as applicable, provided, however, those obligations, liabilities, covenants, and terms that are expressly specified in any Loan Document as surviving that respective agreement’s termination, including without limitation, Released Borrower’s indemnity obligations set forth in the Loan Agreement, shall continue to survive notwithstanding this termination. Agent authorizes Borrower, or any other party on behalf of Borrower, to prepare and file any UCC-3 Termination Statements or other documents necessary to evidence the release of Agent’s security interests in any of Released Borrower’s and Released Guarantor’s property or assets that secured the Obligations. The release provided in this Section 6.1 relates only to Released Borrower and Released Guarantor and shall not be deemed to constitute an agreement by Agent to release any other Borrower from any of its obligations under the Loan Agreement. Released Borrower and Released Guarantor hereby acknowledge and agree that Released Borrower and Released Guarantor have no offsets, defenses, claims, or counterclaims against Agent or the Lenders with respect to the Obligations, or otherwise, and that if Released Borrower or Released Guarantor now have, or ever did have, any offsets, defenses, claims, or counterclaims against Agent or the Lenders, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Released Borrower and Released Guarantor hereby RELEASE Agent and the Lenders from any liability thereunder.
6.2    Each Borrower (other than Released Borrower) hereby (i) acknowledges and reaffirms its respective obligations as set forth in each of the Loan Documents, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in the Loan Documents, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that (A) the indemnities given by it pursuant to the Loan Documents continue in full force and effect, and (B) the security interest granted to Agent pursuant to the Loan Agreement, in all of the right, title, and interest of Borrower in all then existing and thereafter acquired or arising Collateral in order to secure the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority perfected security interest (subject to only to Permitted Liens) in favor of Agent, with the same force, effect and priority in effect immediately prior to entering into this Amendment. Agent’s security interest in and to the Collateral of each Borrower has attached and continues to attach to all such Collateral and no further act on the part of Agent or any Borrower is necessary to continue such security interest. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent under the Loan Agreement or any other Loan Document, nor constitute a waiver of any provision of the Loan Agreement or any other Loan Document.
7.    Updated Perfection Certificate. Borrower has delivered an updated Perfection Certificate dated as of November 1, 2021 (the “Updated Perfection Certificate”), which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of February 23, 2018, as amended or supplemented from time to time prior to the date hereof, delivered by Borrower to Agent. Borrower and Agent acknowledge and agree that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.
8.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
9.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
10.    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
11.    Conditions to Effectiveness. Borrower hereby agrees that the following documents shall be delivered to the Agent prior to or concurrently with the execution of this Amendment, each in form and substance reasonably satisfactory to the Agent (collectively, the “Conditions Precedent”):
11.1    this Amendment and the Updated Perfection Certificate duly executed on behalf of Borrower;

11.2    copies, certified by a duly authorized officer of Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of Borrower as in effect on the date hereof (but only to the extent modified since last delivered to the Agent), (ii) the resolutions of Borrower authorizing the execution and delivery of this Amendment, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower (but only to the extent any signatories have changed since such incumbency certificate was last delivered to Agent);
11.3    the good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Sixth Amendment Effective Date;
11.4    a legal opinion of Borrower’s counsel dated as of the Sixth Amendment Effective Date together with the duly executed original signature thereto;
11.5    certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Sixth Amendment Effective Date, will be terminated or released;
11.6    evidence satisfactory to Agent that the insurance policies and endorsements required by Section 6.7 of the Loan Agreement are in full force and effect, together with appropriate evidence showing additional insured clause or endorsement in favor of Agent;
11.7    Borrower’s payment of (i) the fully-earned, non-refundable commitment fee of Sixty Thousand Dollars ($60,000.00) due on the Sixth Amendment Effective Date set forth in Section 2.8 above, (ii) the fully-earned, non-refundable Term Loan Final Payment in the amount of One Million Fifty-Five Thousand Dollars ($1,055,000.00) (the “Accrued Term Loan Final Payment”) and (iii) Agent’s legal fees and expenses incurred in connection with this Amendment and the other Loan Documents;
11.8    such other documents as Agent may reasonably request.
12.    Post-closing Matters. On or before the day that is thirty (30) days after the date hereof (or such later date as Agent shall determine, in its sole reasonable discretion), Borrower shall deliver, or cause to be delivered, evidence satisfactory to Agent that the lender’s loss payable endorsement required by Section 6.7 of the Loan Agreement are in full force and effect.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

ATRICURE, INC. By: /s/Angela L. Wirick Name: Angela L. Wirick Title: Chief Financial Officer	ATRICURE, LLC By: /s/Angela L. Wirick Name: Angela L. Wirick Title: Chief Financial Officer
AGENT: SILICON VALLEY BANK By: /s/Brian Powers Name: Brian Powers Title: Director	LENDER: SILICON VALLEY BANK By: /s/Brian Powers Name: Brian Powers Title: Director

RELEASED BORROWER:

ENDOSCOPIC TECHNOLOGIES, LLC By: /s/Angela L. Wirick Name: Angela L. Wirick Title: Chief Financial Officer SENTREHEART LLC By: /s/Angela L. Wirick Name: Angela L. Wirick Title: Chief Financial Officer	nCONTACT SURGICAL, LLC By: /s/Angela L. Wirick Name: Angela L. Wirick Title: Chief Financial Officer

[Signature Page to Sixth Amendment to Loan and Security Agreement]

RELEASED GUARANTOR:
ATRICURE EUROPE B.V.

By:     /s/Geoffrey C. Stevens
Name: Geoffrey C. Stevens
Title: Managing Director

By:     /s/Angela L. Wirick
Name: Angela L. Wirick
Title: Managing Director

[Signature Page to Sixth Amendment to Loan and Security Agreement]

Schedule 1 to Sixth Amendment

SCHEDULE 1

LENDERS AND COMMITMENTS

TERM LOAN COMMITMENTS

Lender	Term Loan Advance Commitment	Term Loan Advance Commitment Percentage
Silicon Valley Bank	$60,000,000.00	100.0000%
TOTAL	$60,000,000.00	100.0000%

REVOLVING LINE COMMITMENTS

Lender	Revolving Line Commitment	Revolving Line Commitment Percentage
Silicon Valley Bank	$30,000,000.00	100.0000%
TOTAL	$30,000,000.00	100.0000%

TOTAL COMMITMENTS

Lender	Total Commitment	Total Commitment Percentage
Silicon Valley Bank	$90,000,000.00	100.0000%
TOTAL	$90,000,000.00	100.0000%

Schedule 2 to Sixth Amendment

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.
Pursuant to the terms of a certain negative pledge arrangement with Agent, Borrower has agreed not to encumber any of its Intellectual Property without Agent’s prior written consent.

Schedule 3 to Sixth Amendment
EXHIBIT B
COMPLIANCE CERTIFICATE

TO:        SILICON VALLEY BANK                    Date:
FROM:    ATRICURE, INC. and ATRICURE, LLC

The undersigned authorized officer of AtriCure, Inc. (“Borrower”) certifies for itself and each other Borrower that under the terms and conditions of the Loan and Security Agreement between Borrower, SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as Administrative Agent (“Agent”), and each Lender from time to time party thereto (as amended, the “Agreement”):
(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.
Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Borrowing Base Report (and any other schedules and reports related thereto as Agent may reasonably request, including, without limitation, a detailed accounts receivable ledger report)	With each request for an Advance, monthly within 30 days of month end when Credit Extensions are outstanding under the Revolving Line, and, when no Credit Extensions are outstanding under the Revolving Line, monthly within 30 days of month end or quarterly within 45 days after fiscal quarter end (subject to Section 6.2(a))	Yes No
Monthly payable & receivable items, check registers, general ledger, & reconciliations	Monthly within 30 days of month end when Credit Extensions are outstanding under the Revolving Line, and, when no Credit Extensions are outstanding under the Revolving Line, monthly within 30 days of month end or quarterly within 45 days after fiscal quarter end (subject to Section 6.2(b))	Yes No
Borrower financial statements	Quarterly within 45 days after quarter end	Yes No
Compliance Certificates	Monthly within 30 days of month end when Credit Extensions are outstanding under the Revolving Line, and, when no Credit Extensions are outstanding under the Revolving Line, monthly within 30 days of month end or quarterly within 45 days after fiscal quarter end (subject to Section 6.2(d))	Yes No
Annual financial statement (CPA Audited)	Within 120 days after FYE	Yes No
Annual budgets and projections	Within 30 days after FYE and as amended/updated	Yes No

Financial Covenants	Required	Actual	Complies

Maintain as indicated
Liquidity Ratio (certified monthly or quarterly) (subject to Section 6.9(a))	1.35:1.00	:1.00	Yes/No/NA

    Borrower is party to, or bound by, the following material Restricted Licenses that were not previously noted in the Perfection Certificate or a prior Compliance Certificate:

_________________________________________________________________________

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

    The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
The statements contained in this Certificate are made solely to my knowledge as an officer of the Borrower and are not made in any personal capacity and are not intended to impose personal liability on me.

ATRICURE, INC. ATRICURE, LLC By: Name: Title:
BANK USE ONLY

Received by: _____________________
AUTHORIZED SIGNER
Date:     _________________________

Verified: ________________________
AUTHORIZED SIGNER
Date:     _________________________

Compliance Status:    Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:    ____________________

I.    Liquidity Ratio (Section 6.9(a))

Required: a minimum Liquidity Ratio equal to or greater than 1.35:1.00

Actual:

A.
Borrowers unrestricted cash and Cash Equivalents maintained with SVB and SVB’s Affiliates (for purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to a Lien in favor of the Agent or any Lender)
$
B.	Net Accounts Receivable	$
C.	The sum of lines A and B	$
D.
All outstanding Obligations (including, for the avoidance of doubt, the full amount of the drawn portion of the Revolving Line plus the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)), of Borrower owed to Agent and Lenders
$
E.	LIQUIDITY RATIO (line C divided by line D)	:1.00

Is line E equal to or greater than 1.35:1.00?

_____No, not in compliance            _____ Yes, in compliance

Schedule 4 to Sixth Amendment

EXHIBIT C
ELIGIBLE FOREIGN ACCOUNTS

Billed and collected by AtriCure, Inc., and/or AtriCure, LLC

Asia
Australia
Hong Kong
Japan
South Korea
Malaysia Russia
Singapore Sri Lanka
Taiwan
Thailand

Americas/Other
Argentina
Brazil
Canada
Chile
Colombia
Costa Rica
Mexico New Zealand
Panama Puerto Rico
South Africa